EXHIBIT 4.1

FIRST AMENDMENT TO TAX BENEFIT PRESERVATION PLAN
This first amendment to Tax Benefit Preservation Plan, dated as of April 17, 2017 (this “Amendment”), is by and between Echelon Corporation, a Delaware corporation (the “Company”), and Computershare Inc., as rights agent (the “Rights Agent”).
RECITALS
A.    The Company and the Rights Agent are parties to a Tax Benefit Preservation Plan, dated as of April 22, 2016 (the “Plan”).
B.    All capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Plan.
C.    The Plan is due to expire on April 25, 2017.
D.    The Board has determined that it is in the best interests of the Company to extend the term of the Plan.
E.    Pursuant to Section 28 of the Plan, prior to the occurrence of a Distribution Date, the Company may in its sole discretion, and the Rights Agent must, if the Company so directs, supplement or amend the Plan in any respect.
F.    A Distribution Date has not occurred.
AGREEMENT
The parties agree as follows:
1.Amendments to Section 1.1.
(a)    Expiration Date. Section 1.1(y) of the Plan is amended by deleting the current subsection 1.1(y) in its entirety and replacing it with:
“(y)    “Expiration Date” means the earliest to occur of (i) the Close of Business on the Final Expiration Date; (ii) the Redemption Date; (iii) the time at which the Board orders the exchange of the Rights as provided in Section 24; (iv) the close of business on the effective date of the repeal of Section 382 or any other change if the Board, in its sole discretion, determines that this Plan is no longer necessary or desirable for the preservation of the Tax Benefits; (v) the time at which the Board determines that the Tax Benefits are fully utilized or no longer available pursuant to Section 382 or that an ownership change pursuant to Section 382 would not adversely impact in any material respect the time period in which the Company could use the Tax Benefits, or materially impair the amount of the Tax Benefits that could be used by the Company in any particular time period, for applicable tax purposes; (vi) a determination by the Board, in its sole discretion and prior to the Distribution Date, that this Plan and the Rights are no longer in the best interests of the Company and its stockholders; or (vii) the Close of Business on the first Business Day following the first annual meeting (or any adjournment or postponement thereof) of the stockholders of the Company following [date of amendment] at which the stockholders of the Company do not ratify this Plan by the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal at such meeting duly held in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, and applicable law.”
(b)    Final Expiration Date. Section 1.1(z) of the Plan is amended by deleting the current subsection 1.1(z) in its entirety and replacing it with:
“(z)    “Final Expiration Date” means April 25, 2019.”
2.    Effectiveness. This Amendment is effective as of the date first written above as if executed on such date. Except as expressly provided in this Amendment, the Plan is not being amended, modified or supplemented in any respect, and it remains in full force and effect.
3.    Miscellaneous.
(a)    Governing Law. This Amendment will be deemed to be a contract made pursuant to the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.
(b)    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and shall in no way be affected, impaired or invalidated.
(c)    Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control of affect the meaning or construction of any of the provisions of this Amendment.
(d)    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect, and enforceability as an original signature. No party may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
[Signature page follows.]

The parties are signing this Amendment as of the dates stated in the introductory clause.
ECHELON CORPORATION
By:     /s/ Ronald A. Sege
Name: Ronald A. Sege
Title: Chairman of the Board and CEO
COMPUTERSHARE INC.
By:     /s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration